                                                         SEC File No. 333-59150
                                               Filed pursuant to Rule 424(b)(3)


PROSPECTUS SUPPLEMENT NO. 9
(To prospectus dated July 16, 2001)


                            COX COMMUNICATIONS, INC.
                       CONVERTIBLE SENIOR NOTES DUE 2021


         This prospectus supplement no. 9 supplements and amends the prospectus dated July 16, 2001, as supplemented and amended by prospectus supplement no. 1 dated August 1, 2001, prospectus supplement no. 2 dated August 21, 2001, prospectus supplement no. 3 dated August 30, 2001, prospectus supplement no. 4 dated September 11, 2001, prospectus supplement no. 5 dated October 2, 2001, prospectus supplement no. 6 dated October 12, 2001, prospectus supplement no. 7 dated October 26, 2001 and prospectus supplement no. 8 dated November 21, 2001, relating to the resale of Cox's convertible senior notes due 2021 and the shares of Cox's Class A common stock issuable upon conversion of the notes.

         The table and footnotes on pages 37 through 41 of the prospectus set forth information with respect to the selling holders and the respective amounts of convertible senior notes held and shares of Class A common stock beneficially owned by each selling holder that may be offered pursuant to the prospectus. This prospectus supplement amends the table in the prospectus by
(i) adding AIG SoundShore Holdings Ltd., AIG SoundShore Opportunity Holding Fund Ltd. and AIG SoundShore Strategic Holding Fund Ltd. and (ii) replacing the information contained in the table for The Allstate Corporation, Merrill Lynch Pierce Fenner & Smith Incorporated and the category "Any other holder of notes or future transferee, pledgee, donee or successor of any such other holder" with the corresponding information set forth below.


                                                  PRINCIPAL      PRINCIPAL
                                                   AMOUNT        AMOUNT AT   SHARES OF CLASS A                       SHARES OF
                                                 AT MATURITY    MATURITY OF    COMMON STOCK        SHARES OF      CLASS A COMMON
                                                  OF NOTES      NOTES OWNED    BENEFICIALLY     CLASS A COMMON   STOCK BENEFICIALLY
                                                  OWNED AND      AFTER THE      OWNED PRIOR      STOCK OFFERED      OWNED AFTER
SELLING HOLDERS                                    OFFERED       OFFERING       TO OFFERING         HEREBY         THE OFFERING
---------------                                  -----------    -----------  -----------------  --------------   ------------------

AIG SoundShore Holdings Ltd.(1) ..............    11,366,000        none          613,385           187,669          425,716
AIG SoundShore Opportunity Holding Fund
  Ltd.(2) ....................................     9,317,000        none          394,871           153,837          241,034
AIG SoundShore Strategic Holding Fund
  Ltd.(3) ....................................     6,817,000        none          264,529           112,558          151,971
The Allstate Corporation(4) ..................     7,700,000        none          150,404            90,963           59,441
Merrill Lynch Pierce Fenner & Smith
  Incorporated(5) ............................       100,000        none            1,181             1,181                0
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any such other holder(6) ......    73,595,000        none          869,415           869,415                0

---------
(footnotes on following page)

         The prospectus, together with this prospectus supplement no. 9, prospectus supplement no. 8, prospectus supplement no. 7, prospectus supplement no. 6, prospectus supplement no. 5, prospectus supplement no. 4, prospectus supplement no. 3, prospectus supplement no. 2 and prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the Class A common stock issuable upon conversion of the notes.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED WHEN INVESTING IN THE NOTES OR OUR CLASS A COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or any accompanying prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is January 15, 2002.

---------
(1) Of the shares listed as beneficially owned prior to and after the offering, 425,716 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(2) Of the shares listed as beneficially owned prior to and after the offering, 241,034 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(3) Of the shares listed as beneficially owned prior to and after the offering, 151,971 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(4) The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Allstate Insurance Company holds $3,350,000 principal amount at maturity of our Convertible Senior Notes due 2021. Allstate Life Insurance Company holds $4,350,000 principal amount at maturity of our Convertible Senior Notes due 2021 and $3,900,000 principal amount of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, Inc. Of the shares listed as beneficially owned prior to the offering, 39,575 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 110,829 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 59,441 shares of Class A common stock are deliverable to Allstate Life Insurance Company upon exchange of the Cox Enterprises notes, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 3,500 of our Premium PHONES.

(5) Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises. In addition, Merrill Lynch Pierce Fenner & Smith Incorporated holds 734 of our Premium PHONES.

(6) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any other holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the conversion rate.

         The following table sets forth, as of January 14, 2002, information regarding the beneficial ownership of the notes and our common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders through January 14, 2002 and by the indenture trustee for the convertible notes.


                                                     PRINCIPAL      PRINCIPAL
                                                      AMOUNT        AMOUNT AT   SHARES OF CLASS A                      SHARES OF
                                                    AT MATURITY    MATURITY OF    COMMON STOCK       SHARES OF      CLASS A COMMON
                                                     OF NOTES      NOTES OWNED    BENEFICIALLY    CLASS A COMMON  STOCK BENEFICIALLY
                                                     OWNED AND      AFTER THE      OWNED PRIOR     STOCK OFFERED      OWNED AFTER
SELLING HOLDERS(1)                                   OFFERED(2)    OFFERING(3)     TO OFFERING     HEREBY(4)(5)     THE OFFERING(3)
--------------------                               ------------    -----------  ----------------- --------------- ------------------

AAM/Zazove Institutional Income Fund
  L.P ........................................        1,500,000        none           17,720           17,720                0
AIG SoundShore Holdings Ltd.(6) ..............       11,366,000        none          613,385          187,669          425,716
AIG SoundShore Opportunity Holding Fund
  Ltd.(7) ....................................        9,317,000        none          394,871          153,837          241,034
AIG SoundShore Strategic Holding Fund
  Ltd.(8) ....................................        6,817,000        none          264,529          112,558          151,971
The Allstate Corporation(9) ..................        7,700,000        none          150,404           90,963           59,441
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd. ........................       10,000,000        none          118,135          118,135                0
Argent Convertible Arbitrage Fund
  Ltd ........................................        5,000,000        none           59,067           59,067                0
Associated Electric & Gas Insurance
  Services Ltd. ..............................          600,000        none            7,088            7,088                0
Bancroft Convertible Fund, Inc. ..............          750,000        none            8,860            8,860                0
Bankers Life Insurance Company
  of New York(10) ............................           35,000        none              413              413                0
Bay County PERS ..............................          300,000        none            3,544            3,544                0
Bear, Stearns & Co., Inc.(11) ................        1,275,000        none          110,003           15,062           94,941
BP Amoco PLC, Master Trust ...................          700,000        none            8,269            8,269                0
California State Automobile
  Assn. Inter-Insurance ......................        1,200,000        none           14,176           14,176                0
Continental Assurance Company Separate
  Account(E) .................................        6,200,000        none           73,243           73,243                0
Continental Casualty Company .................       37,500,000        none          443,006          443,006                0
D.E. Shaw Investments, L.P.(12) ..............        6,000,000        none          186,461           70,881          115,580
D.E. Shaw Valence, L.P.(13) ..................       24,000,000        none          745,846          283,524          462,322
Deutsche Banc Alex. Brown Inc. ...............      138,350,000        none        1,634,397        1,634,397                0
Ellsworth Convertible Growth and Income
  Fund, Inc. .................................          750,000        none            8,860            8,860                0
Gaia Offshore Master Fund Ltd. ...............       15,000,000        none          177,202          177,202                0
GLG Market Neutral Fund(14) ..................        2,000,000        none          313,981           23,627          290,354
Global Bermuda Limited Partnership ...........        1,000,000        none           11,813           11,813                0
Goldman, Sachs & Co.(15) .....................          600,000        none            7,088            7,088                0
Granville Capital Corporation(16) ............        7,200,000        none          200,637           85,057          115,580
HFR Master Fund LTD ..........................          500,000        none            5,906            5,906                0
HighBridge International LLC(17) .............       72,000,000        none        1,139,523          850,572          288,951
HSBC Ttee Zola Managed Trust(18) .............          700,000        none           16,524            8,269            8,255
KBC Financial Products
  (Cayman Islands) Ltd. ......................       20,000,000        none          263,270          263,270                0
KBC Financial Products USA ...................        6,500,000        none           76,787           76,787                0
Kerr-McGee Corporation .......................        1,200,000        none           14,176           14,176                0
Lakeshore International Ltd. .................        2,250,000        none           26,580           26,580                0
Lyxor MasterFund(19) .........................        1,300,000        none           23,612           15,357            8,255
Merrill Lynch Pierce Fenner & Smith
  Incorporated(20) ...........................          100,000        none            1,181            1,181                0
MFS Total Return Fund ........................        5,750,000        none           67,927           67,927                0
MLQA Convertible  Securities Arbitrage Ltd.
(21) .........................................       20,000,000        none          236,270          236,270                0
Morgan Stanley & Co. Incorporated(22) ........       35,000,000        none          413,472          413,472                0
Onyx Fund Holdings, LDC(23) ..................       10,000,000        none          283,250          118,135          165,115
Quattro Fund, Ltd.(24) .......................        4,250,000        none           74,974           50,207           24,767
R2 Investments, LDC(25) ......................       30,000,000        none          866,261          354,405          511,856
RAM Trading LTD ..............................        5,000,000        none           59,067           59,067                0
RET Pension Plan of the California State
  Automobile Assn ............................          300,000        none            3,544            3,544                0
Royal Bank of Canada .........................        6,750,000        none           79,941           79,741              200
Salomon Smith Barney Inc.(26) ................       19,000,000        none          775,114          224,456          550,658
SAM Investments LDC ..........................        7,500,000        none           88,061           88,061                0
Teachers Insurance and Annuity
  Association ................................       12,500,000        none          147,668          147,668                0
Tribeca Investments, LLC .....................       73,000,000        none          862,385          862,385                0
Triborough Partners QP, LLC ..................        1,750,000        none           20,673           20,673                0
UBS AG London Branch(27) .....................          615,000        none        1,303,417            7,265        1,296,152
UBS O'Connor LLC .............................       50,000,000        none          590,675          590,675                0
UBS Warburg LLC ..............................        7,950,000        none           93,917           93,917                0
Value Line Convertible Fund, Inc.(28) ........          700,000        none           24,780            8,269           16,511
Victory Capital Management(29) ...............        3,105,000        none           98,185           36,680           61,505
White River Securities, LLC(30) ..............        1,275,000        none          110,003           15,062           94,941
Zola Partners L.P.(31) .......................        1,500,000        none           34,231           17,720           16,511
Zurich Institutional Benchmarks Master
  Fund LTD ...................................        1,500,000        none           17,720           17,720                0
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any such other holder(6) ......       73,595,000        none          869,415          869,415                0

---------

(1) Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2) Assumes that the full amount of the notes held by the selling holder is being offered for registration hereunder.

(3) Because the selling holders may, pursuant to the prospectus, offer all or some portion of the notes they presently hold or, with respect to shares, may acquire upon conversion of such notes, we cannot predict the amount or percentage of the notes and shares that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes and shares since the date on which they provided the information regarding their notes and shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The selling holders may sell all, part or none of the notes or shares listed in the table. The amounts listed in the table assume that each selling holder sells all of its notes and/or shares of Class A common stock underlying such notes.

(4) Assumes that the full amount of the notes held by the selling holder is converted into shares of Class A common stock at the conversion price and offered hereunder by such selling holder. Since we have the right to pay cash in lieu of delivering shares upon conversion, there can be no assurance that any selling holder will receive shares of Class A common stock upon conversion of its notes.

(5) The conversion price and the number of shares of Class A common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." The indenture governing the notes provides that if any fractional shares of Class A common stock are issuable upon conversion of the notes, we will pay cash in lieu of such fractional shares, and accordingly, the number of shares listed in the table have been rounded down.

(6) Of the shares listed as beneficially owned prior to and after the offering, 425,716 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(7) Of the shares listed as beneficially owned prior to and after the offering, 241,034 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(8) Of the shares listed as beneficially owned prior to and after the offering, 151,971 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(9) The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Allstate Insurance Company holds $3,350,000 principal amount at maturity of our Convertible Senior Notes due 2021. Allstate Life Insurance Company holds $4,350,000 principal amount at maturity of our Convertible Senior Notes due 2021 and $3,900,000 principal amount of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, Inc. Of the shares listed as beneficially owned prior to the offering, 39,575 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 110,829 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 59,441 shares of Class A common stock are deliverable to Allstate Life Insurance Company upon exchange of the Cox Enterprises notes, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 3,500 of our Premium PHONES.

(10) Bankers Life Insurance Company of New York holds $80,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(11) Of the shares listed as beneficially owned prior to and after the offering, 94,941 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(12) Of the shares listed as beneficially owned prior to and after the offering, 115,580 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, D.E. Shaw Investments L.P. holds 10,000 of our FELINE PRIDES.

(13) Of the shares listed as beneficially owned prior to and after the offering, 462,322 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, D.E. Shaw Valence, L.P. holds 217,500 of our FELINE PRIDES.

(14) Of the shares listed as beneficially owned prior to and after the offering, 290,354 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(15) Goldman, Sachs & Co. has performed various financial advisory and investment banking services from time to time for us and our affiliates. In addition, Goldman Sachs holds $2,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(16) Of the shares listed as beneficially owned prior to and after the offering, 115,580 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Granville Capital Corporation holds $84,650,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold), 42,400 of our FELINE PRIDES and put options covering 150,000 shares of the Class A common stock.

(17) Of the shares listed as beneficially owned prior to and after the offering, 288,951 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. High Bridge International LLC holds 23,700 of our Premium PHONES and $104,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(18) Of the shares listed as beneficially owned prior to and after the offering, 8,255 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, HSBC Ttee Zola Managed Trust holds 51,000 of our FELINE PRIDES.

(19) Of the shares listed as beneficially owned prior to and after the offering, 8,255 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of

         Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Lyxor MasterFund holds 51,000 of our FELINE PRIDES.

(20) Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises. In addition, Merrill Lynch Pierce Fenner & Smith Incorporated holds 734 of our Premium PHONES.

(21) MLQA Convertible Securities Arbitrage Ltd. is affiliated with Merrill, Lynch, Pierce, Fenner & Smith Incorporated. Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(22) Morgan Stanley & Co. Incorporated has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(23) Of the shares listed as beneficially owned prior to and after the offering, 165,115 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(24) Of the shares listed as beneficially owned prior to and after the offering, 24,767 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(25) Of the shares listed as beneficially owned prior to and after the offering, 511,856 shares of Class A common stock are issuable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 451,000 of our FELINE PRIDES.

(26) Of the shares listed as beneficially owned prior to and after the offering, 550,658 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. Salomon Smith Barney is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(27) Of the shares listed as beneficially owned prior to and after the offering, 1,296,152 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(28) Of the shares listed as beneficially owned prior to and after the offering, 16,511 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(29) Of the shares listed as beneficially owned prior to and after the offering, 61,505 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(30) Of the shares listed as beneficially owned prior to and after the offering, 94,941 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(31) Of the shares listed as beneficially owned prior to and after the offering, 16,511 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Zola Partners. L.P. holds 145,600 of our FELINE PRIDES.

(32) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any other holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the conversion rate.